As filed with the Securities and Exchange Commission on May 8, 2009

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

GOLDEN MINERALS COMPANY

(Exact name of registrant as specified in its charter)

Delaware	26-4413382
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1700 Lincoln Street, Suite 3050

Denver, Colorado 80203

(Address of Principal Executive Offices)

2009 Equity Incentive Plan

(Full title of the plan)

Deborah J. Friedman

Sr. Vice President and General Counsel

Golden Minerals Company

1700 Lincoln Street, Suite 3050

Denver, Colorado 80203

Telephone: (303) 839-5060
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

With copies to:

Brian Boonstra

Davis Graham & Stubbs LLP

1550 Seventeenth Street, Suite 500

Denver, Colorado 80202

Telephone: (303) 892-9400

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
	Amount	Maximum	Maximum
Title of Securities	to be	Offering Price	Aggregate	Amount of
to be Registered	Registered(1)	Per Share(2)	Offering Price(2)	Registration Fee
Common Stock (par value $0.01 per share)	298,773 shares	$9.98	$2,981,754.54	$166.39

(1)          Pursuant to Rule 416(a) under the Securities Act of 1933 (the “Securities Act”), this Registration Statement covers any securities that may be offered or issued pursuant to the Golden Minerals Company 2009 Equity Incentive Plan (the “2009 Plan”) as a result of adjustments for stock dividends, stock splits and similar changes.

(2)          Estimated solely for the purpose of calculating the registration fee, and pursuant to Rule 457(h)(1) under the Securities Act, the price per share and aggregate offering price are based upon the book value of the Company’s common stock on May 8, 2009, which was estimated at $32.5 million.

EXPLANATORY NOTE

On January 12, 2009, Apex Silver Mines Limited (“Apex Silver”) and its wholly-owned subsidiary, Apex Silver Mines Corporation (“ASMC”), filed voluntary petitions for reorganization relief under Chapter 11 of the U.S. Bankruptcy Code (the “Bankruptcy Code”). A Joint Plan of Reorganization, as supplemented by the Plan Supplement filed with the Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) on February 26, 2009 and the Amended Plan Supplement filed with the Bankruptcy Court on March 4, 2009 (collectively, the “Plan”), was approved by the Bankruptcy Court on March 4, 2009.  On March 24, 2009, Apex Silver emerged from Chapter 11 protection as a Delaware corporation named Golden Minerals Company, the successor to Apex Silver for purposes of reporting under the U.S. federal securities laws.

As used in this Registration Statement, the term “Company” or “Registrant” refers to each of Apex Silver and its successor, Golden Minerals Company, as the context may require.

PART I

As permitted by the rules of the Securities and Exchange Commission (the “Commission”), this Registration Statement omits the information specified in Part I of Form S-8. The documents containing the information specified in Part I will be sent or given to the participants in the plan as required by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not being filed with the Commission as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 Part II hereof, taken together, constitute a prospectus for the plan that meets the requirements of Section 10(a) of the Securities Act.

PART II

ITEM 3.                                                INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents are hereby incorporated into this Registration Statement by reference as of their date of filing with the Commission:

(a)                                  The Company’s Annual Report on Form 10-K for the year ended December 31, 2008, as filed with the Commission on March 16, 2009; and

(b)                                 The Company’s Current Reports on Form 8-K as filed with the Commission on January 13, 2009; January 26, 2009; January 30, 2009; February 6, 2009, March 10, 2009, March 30, 2009, and April 9, 2009.

All other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered under the Registration Statement have been sold, or deregistering all securities then remaining unsold, are also incorporated herein by reference and shall be a part hereof from the date of the filing of such documents.

Any statement contained in a document incorporated by, or deemed incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.                                                DESCRIPTION OF SECURITIES

The following description of the Company’s common stock is only a summary.  You should refer to the applicable provisions of the Company’s Amended and Restated Certificate of Incorporation and its Bylaws, which have been filed with the Commission.  Delaware corporate law may also affect the terms of the Company’s common stock.

Common Stock

Authorized Shares

The Company is authorized to issue an aggregate of 50,000,000 shares of common stock, par value $0.01 per share.

Voting Rights

Each holder of the Company’s common stock will be entitled to one vote per share. Subject to the rights of the holders of any outstanding preferred stock, all voting rights will be vested in the holders of shares of the Company’s common stock.  Holders of shares of common stock will have noncumulative voting rights, which means that the holders of more than 50% of the shares voting for the election of directors will be able to elect 100% of the directors, and the holders of the remaining shares voting for the election of directors will not be able to elect any directors.

Dividends

Holders of the Company’s common stock will be entitled to receive dividends when, as and if declared by the board of directors, out of funds legally available for their payment, subject to the rights of holders of any preferred stock outstanding.  For a one-year period beginning March 24, 2009, the Company is not permitted to declare or pay any dividend in respect of its common stock. Additionally, during the one-year period beginning on March 24, 2010, the Company will not be permitted to declare or pay any dividend in respect of its common stock if, after giving effect to such dividend, the aggregate amount of dividends so declared and paid would exceed 10% of the unrestricted cash held by the Company on the March 24, 2009.

Rights upon Liquidation

In the event of the Company’s voluntary or involuntary liquidation, dissolution or winding up, the holders of the Company’s common stock will be entitled to share equally in any of the Company’s assets available for distribution after the payment in full of all debts and distributions and after the holders of any series of outstanding preferred stock have received their liquidation preferences in full.

Limitations

The Company’s board of directors is permitted, from time to time, to direct the issue of shares of preferred stock in series and may, at the time of issue, determine the voting powers, full or limited, or without voting powers, and such designations, powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof. Satisfaction of any dividend preferences of outstanding preferred stock would reduce the amount of funds available for the payment of dividends on shares of the Company’s common stock. Holders of preferred stock may be entitled to receive a preference payment in the event of any liquidation, dissolution or winding up of the Company before any payment is made to holders of common stock. Under certain circumstances, the issuance of preferred stock may render more difficult or tend to discourage a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of the Company’s securities or the removal of incumbent management. Notwithstanding the foregoing, the affirmative vote of the holders of a majority in voting power of the outstanding shares of the Company’s common stock present in person or represented by proxy at a special or annual meeting duly called for purposes of such business will be required for the issuance of any shares of preferred stock prior to the later of the date (i) that is 14 months following March 24, 2009 and (ii) on which the Company holds its first meeting of stockholders at which directors are elected following March 24, 2009.

Preemptive Rights

Under Delaware law, a stockholder is not entitled to preemptive rights to subscribe for additional issuances of common stock or any other class or series of common stock or any security convertible into such stock in proportion to the shares that are owned unless there is a provision to the contrary in the certificate of incorporation. The Company’s Amended and Restated Certificate of Incorporation does not provide its stockholders with any preemptive rights.

ITEM 5.                                                INTERESTS OF NAMED EXPERTS AND COUNSEL

Davis Graham & Stubbs LLP has provided a legal opinion with respect to the validity of the securities being registered pursuant to this registration statement.  Deborah Friedman, the Company’s Senior Vice President, General Counsel and Corporate Secretary, is a partner with Davis Graham & Stubbs LLP and expects to divide her time approximately equally between the Company and her law practice at the firm.

ITEM 6.                                                INDEMNIFICATION OF DIRECTORS AND OFFICERS

Golden Minerals Company is incorporated in the State of Delaware.  Section 145(a) of the General Corporation Law of the State of Delaware (the “DGCL”) provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, he had no cause to believe his conduct was unlawful.

Section 145(b) of the DGCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that despite the adjudication of liability, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

Section 145 of the DGCL further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue, or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation may purchase and maintain insurance on behalf of a director, officer, employee or agent of the corporation against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under such Section 145.

Section 102(b)(7) of the DGCL provides that a corporation, in its certificate of incorporation, may eliminate or limit personal liability of members of its board of directors for breach of a director’s fiduciary duty.  However, no such provision may eliminate or limit the liability of a director for breaching his duty of loyalty, failing to act in good faith, engaging in intentional misconduct or knowingly violating a law, paying a dividend or approving a stock repurchase which was illegal, or obtaining an improper personal benefit.  Section 8.1 of Golden Minerals Company’s Amended and Restated Certificate of Incorporation contains such a provision.

The Amended and Restated Certificate of Incorporation of Golden Minerals Company generally allows indemnification of officers and directors to the fullest extent allowed by law.  Golden Minerals Company currently intends to indemnify its officers and directors to the fullest extent permitted by its Amended and Restated Certificate of Incorporation and the DGCL.

Golden Minerals Company has directors’ and officers’ insurance for directors, officers and some employees for specified liabilities.  Golden Minerals Company also entered into indemnification agreements with each its directors and officers which require it to indemnify its directors and officers to the fullest extent permitted by the DGCL.

ITEM 7.                                                EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

ITEM 8.                                                EXHIBITS

Exhibit No.	Description of Exhibit
4.1	Golden Minerals Company 2009 Equity Incentive Plan
5.1	Opinion of Davis Graham & Stubbs LLP
23.1	Consent of Davis Graham & Stubbs LLP (included in Exhibit 5.1)
23.2	Consent of PricewaterhouseCoopers LLP
23.3	Consent of SRK Consulting (US), Inc.
23.4	Consent of WLR Consulting, Inc.
24.1	Power of Attorney (included on signature page of this Registration Statement)

ITEM 9.                                                UNDERTAKINGS

(a)                                  The undersigned Registrant hereby undertakes:

(1)                                  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)                                     To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)                                  To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)                               To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)                                  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                                  To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(b)                                 The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                                  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing a Registration Statement on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on April 3, 2009.

GOLDEN MINERALS COMPANY

By:	/s/ Jeffrey G. Clevenger
Name:	Jeffrey G. Clevenger
Title:	President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints Jeffrey G. Clevenger and Robert P. Vogels, and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same with all exhibits and schedules thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jeffrey G. Clevenger	President, Chief Executive Officer (Principal	April 3, 2009
Jeffrey G. Clevenger	Executive Officer) and Director

/s/ W. Durand Eppler	Director	April 3, 2009
W. Durand Eppler

/s/ Ian Masterton-Hume	Director	April 3, 2009
Ian Masterton-Hume

/s/ Kevin R. Morano	Director	April 3, 2009
Kevin R. Morano

/s/ Terry M. Palmer	Director	April 3, 2009
Terry M. Palmer

/s/ David Watkins	Director	April 3, 2009
David Watkins

/s/ Robert P. Vogels	Senior Vice President and Chief Financial	April 3, 2009
Robert P. Vogels	Officer (Principal Financial and Accounting
Officer)

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
4.1	Golden Minerals Company 2009 Equity Incentive Plan
5.1	Opinion of Davis Graham & Stubbs LLP
23.1	Consent of Davis Graham & Stubbs LLP (included in Exhibit 5.1)
23.2	Consent of PricewaterhouseCoopers LLP
23.3	Consent of SRK Consulting (US), Inc.
23.4	Consent of WLR Consulting, Inc.
24.1	Power of Attorney (included on signature page of this Registration Statement)